1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Announces
Fourth-Quarter/Twelve-Month 2010 Results

▪	Completed acquisition of Plains Exploration & Production Company’s (NYSE: PXP) shallow water Gulf of Mexico (GOM) Shelf assets and related financings on December 30, 2010.
▪	Shallow Water, Ultra-Deep Exploration & Development Activities:
o	Davy Jones
o	Offset appraisal well (Davy Jones No. 2) drilling below 27,100 feet towards a proposed total depth of 29,950 feet.
o	Completion and flow testing of the Davy Jones No. 1 discovery well is expected to be performed by year-end 2011.
o	Blackbeard East
o	Drilling below 31,400 feet. The well has been re-permitted to 34,000 feet.
o
Recent wireline logs have indicated hydrocarbon bearing sands in the Oligocene (Frio) section below 30,000 feet.  This is the first hydrocarbon bearing Frio sand encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  McMoRan is considering down dip drilling opportunities on the flanks of the structure to evaluate this section further.

o	Logging results from the Miocene indicate 178 net feet of hydrocarbons. A 25,000 foot offset appraisal well is planned for 2011 to evaluate these zones further.
o	Lafitte ultra-deep exploratory well commenced drilling on October 3, 2010 and is drilling below 16,100 feet towards a proposed total depth of 29,950 feet.
▪	Shallow Water, Deep Gas Exploration & Development Activities:
o
Laphroaig No. 2 has been drilled to 18,366 feet.  Gamma ray and resistivity information obtained from log-while-drilling (LWD) tools indicate multiple possible hydrocarbon bearing zones measuring 140 net feet in aggregate.  The well will be deepened to evaluate deeper objectives.

o	Platte is drilling below 16,300 feet towards a proposed total depth of 17,000 feet.
o	Operations at Hurricane Deep have commenced. The well has a proposed total depth of 20,000 feet.
▪	Fourth-quarter 2010 production averaged 144 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan. Full-year 2010 average daily production averaged 161 MMcfe/d net to McMoRan.
▪
Average daily production for 2011 is expected to approximate 160 MMcfe/d net to McMoRan, including 175 MMcfe/d in the first quarter of 2011.  Potential to increase production rates from successful exploration and development activities.

▪
Operating cash flows, net of $44.3 million in abandonment expenditures and $24.6 million in working capital requirements, totaled $(21.5) million for the fourth quarter of 2010.  For the year ended December 31, 2010, operating cash flow totaled $98.2 million.

▪	Capital expenditures totaled $57.0 million in the fourth quarter of 2010 and $217.3 million for the year ended December 31, 2010.
▪	Cash at December 31, 2010 totaled $905.7 million.
▪	Year-end 2010 proved reserves of oil and gas totaled 276.1 billion cubic feet of natural gas equivalents (Bcfe) based on independent reservoir engineers’ preliminary estimates.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We look forward to a very active year of exploration and development as we continue to define the potential of our prospects on the GOM Shelf.  We are currently drilling high potential exploration wells and progressing efforts to establish initial production from our Davy Jones ultra-deep discovery. The financing completed during 2010 will enable us to build on our success as we work to deliver significant value for shareholders.”

NEW ORLEANS, LA, January 18, 2011 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $77.0 million, $0.75 per share, for the fourth quarter of 2010 compared with a net loss applicable to common stock of $9.5 million, $0.11 per share, for the fourth quarter of 2009.  Under applicable accounting rules, McMoRan recorded a $51.6 million noncash charge for the difference between the $16 per share conversion price negotiated in September 2010 and the $17.18 per common share price on the December 30, 2010 closing date associated with the convertible perpetual preferred stock offering in the fourth quarter.

For the twelve months ended December 31, 2010, McMoRan reported a net loss applicable to common stock of $190.1 million, $2.00 per share, compared with a net loss applicable to common stock of $225.3 million, $2.87 per share, in the 2009 period.

SUMMARY FINANCIAL TABLE*

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues	$99,007	$131,972	$434,376	$435,435
Operating income (loss)	(14,282)	3,477	(71,679)	(168,434)
Loss from continuing operations	(23,354)	(4,721)	(109,670)	(204,889)
Income (loss) from discontinued operations	894	(405)	(3,366)	(6,097)
Net loss applicable to common stock(a)	(76,978)	(9,533)	(190,137)	(225,318)
Diluted net loss per share: Continuing operations	$(0.76)	$(0.11)	$(1.96)	$(2.79)
Discontinued operations	0.01	(0.00)	(0.04)	(0.08)
Applicable to common stock	$(0.75)	$(0.11)	$(2.00)	$(2.87)
Diluted average shares outstanding	102,055	86,043	95,125	78,625
Operating cash flows(b)	$(21,475)	$45,706	$98,230	$131,165
EBITDAX(c)	$51,268	$82,803	$236,731	$266,779
Capital expenditures	$56,994	$24,640	$217,252	$138,015

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s December 31, 2010 Form 10-K, the related costs incurred through December 31, 2010 would be charged to expense in McMoRan’s 2010 financial statements.  Before taking into account values allocated to the properties in connection with the PXP acquisition, MMR’s costs incurred in its nine in-progress or unproved wells totaled $234.4 million at December 31, 2010.

a.	After preferred dividends. Notable items impacting the financial results for the 2010 and 2009 periods are included in the following table:
	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
	(In thousands)
Impairment charges(1)	$(25,155)	$(10,546)	$(107,179)	$(75,315)
Non-productive exploration well (charges)/credits	302	203	(7,220)	(61,504)
Insurance proceeds(2)	24,189	5,850	38,944	24,592
Preferred stock related charges(3)	(51,625)	-	(63,775)	-
PXP transaction costs	(7,629)	-	(9,000)	-

(1)	Reduction of certain fields’ net carrying value to fair value based on period-end forward pricing and cost assumptions and estimated remaining reserves.
(2)	Partial payments for insured losses related to the September 2008 hurricanes in the GOM.
(3)
Includes a $51.6 million noncash charge associated with the December 2010 Convertible Perpetual Preferred Stock offering and $12.2 million in year to date charges for the induced conversions of McMoRan’s 8% preferred stock.  See page I (e).

b.
Net of reclamation spending and includes working capital sources (uses) of $(24.6) million in fourth-quarter 2010, $(16.4) million in fourth-quarter 2009, $22.3 million for the twelve months of 2010 and $(18.6) million for the twelve months of 2009.

c.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

ACQUISITION OF PXP’s SHALLOW WATER GOM ASSETS & RELATED FINANCINGS

On December 30, 2010, McMoRan completed its acquisition of PXP’s shallow water GOM Shelf assets and related financings.  Under the terms of the transaction, McMoRan issued 51 million shares of McMoRan common stock and paid $75 million in cash to PXP for all of PXP’s interests and exploration rights in the shallow waters of the shelf of the GOM.  In addition, the purchase price includes $51 million associated with estimated revenues, expenses and capital expenditures attributable to the properties from the August 1, 2010 effective date through the December 30, 2010 closing date.  McMoRan’s common stock price on the closing date was $17.18 per share.

The properties acquired include PXP’s 27.7 percent interest in the significant ultra-deep discovery at Davy Jones, PXP’s 35 percent interest in Blackbeard West and all of PXP’s interests in deep gas and ultra-deep exploration prospects on the shelf of the GOM, including Blackbeard East and Lafitte which are currently being drilled; PXP’s 30.0 percent working interest in the multi-well Flatrock field, 47.9 percent interest in Blueberry Hill and 30.0 percent working interest in Hurricane Deep.  Independent reserve estimates for the proved reserves acquired, excluding the significant reserve potential from Davy Jones and Blackbeard East, approximated 53 Bcfe as of December 31, 2010 and fourth-quarter 2010 production rates averaged 43 MMcfe/d.

In accordance with the purchase method of accounting, the $1.0 billion purchase price for McMoRan’s acquisition of the PXP properties is allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the closing date.  Based on preliminary estimates, approximately 18 percent of the purchase price is expected to be allocated to producing properties and 82 percent to in-progress wells and unproved properties, the majority of which is expected to be allocated to Davy Jones and Blackbeard.  The preliminary allocation of the purchase price (valued on the closing date) is subject to change as McMoRan completes its analyses of the values of the acquired assets.

Results from subsequent evaluation of the acquired exploration prospects, future exploration and development activities, declines in natural gas or oil prices and other factors differing from the assumptions used to estimate the fair values of the acquired assets could result in impairment of the carrying amounts assigned to the acquired properties.

On December 30, 2010, McMoRan also completed the financings announced on September 20, 2010 consisting of $900 million in equity-linked securities, including $200 million of 4% Convertible Senior Notes due 2017 and $700 million of 5¾% Convertible Perpetual Preferred Stock.  The financings included $400 million in investments from institutional investors and a $500 million investment in convertible preferred stock by Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX).

McMoRan has approximately 157 million basic shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 5.25% Convertible Debt due October 2011 and including the newly issued 4% Convertible Senior Notes and 5¾% Convertible Perpetual Preferred Stock, McMoRan would have approximately 221 million common shares outstanding on a fully converted basis.

PRODUCTION AND DEVELOPMENT ACTIVITIES

Fourth-quarter 2010 production averaged 144 MMcfe/d net to McMoRan, compared with 209 MMcfe/d in the fourth quarter of 2009.  Full-year 2010 production averaged 161 MMcfe/d net to McMoRan, compared with 202 MMcfe/d for 2009.  Production is expected to average approximately 175 MMcfe/d in the first quarter of 2011 and 160 MMcfe/d for the year.  There is a potential to increase production rates from successful exploration and development activities.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance and other factors.

Production from the Flatrock field averaged a gross rate of approximately 165 MMcfe/d (31 MMcfe/d net to McMoRan) in the fourth quarter of 2010.  The operator successfully recompleted the #229 well and production is expected to recommence in the first quarter of 2011.  As a result of the PXP transaction, McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

EXPLORATION ACTIVITIES

McMoRan’s exploration strategy is focused in the shallow waters (i.e. less than 150 feet of water) of the GOM and Gulf Coast area on the “deep gas play” and on the “ultra-deep gas play.”  Deep gas prospects target large Miocene age deposits above the salt weld (i.e. listric fault) at depths typically between 15,000 to 25,000 feet.  Ultra-deep prospects target objectives typically at depths below 25,000 feet beneath the salt weld in the Miocene and older age sections that have been correlated to those sections that have been productive onshore and in deepwater drilling by other industry participants.

Shallow Water, Ultra-Deep Exploration Activities

In February 2010, the Davy Jones discovery well (Davy Jones No. 1) on South Marsh Island Block 230 was drilled to a total depth of 29,000 feet.  As reported in January 2010, McMoRan logged 200 net feet of pay in multiple Eocene/Paleocene (Wilcox) sands in the well.  In March 2010, a production liner was set and the well was temporarily abandoned to prepare for completion.  McMoRan has ordered long-lead time and specialty items, including a 25,000 PSI production tree, safety valve and blowout preventer, and expects to receive the equipment to complete and flow test the well by year-end 2011.

On April 7, 2010, McMoRan commenced drilling the Davy Jones offset appraisal well (Davy Jones #2) on South Marsh Island Block 234, two and a half miles southwest of the Davy Jones No. 1 discovery well.  The well is currently drilling below 27,100 feet towards a proposed total depth of 29,950 feet.  The offset appraisal well is targeting similar sections up-dip to the Davy Jones No. 1 discovery well, as well as deeper objectives, including potential additional Wilcox and possibly Cretaceous (Tuscaloosa) sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan holds a 60.4 percent working interest and 47.9 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).  McMoRan’s costs incurred in Davy Jones totaled $82.6 million at December 31, 2010, including $38.3 million in costs associated with the Davy Jones No. 2 offset appraisal well in progress (these amounts exclude allocated values associated with the PXP property acquisition).

The Blackbeard East ultra-deep exploration well commenced drilling on March 8, 2010 and is currently drilling below 31,400 feet.  McMoRan has been granted a permit by Bureau of Ocean Energy Management (BOEM) to deepen the well to 34,000 feet.  Recent wireline logs have indicated that Blackbeard East has encountered hydrocarbon bearing sands in the Oligocene (Frio) with good porosity below 30,000 feet.  This is the first hydrocarbon bearing Frio sand encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  Blackbeard East is located high on the structure and seismic data on the prospect indicates the potential for significantly thicker sands on the flanks of the structure as has been confirmed in major deepwater discoveries by other industry participants, including the K2 field in the deepwater.  McMoRan is considering down dip drilling opportunities on the flanks of the structure to further evaluate this section.  This Frio sand section is geologically older (i.e. below) than the drilled section at Blackbeard West (33,000 feet) approximately 10 miles away.  The Frio trend is prolific onshore in South Louisiana and extends south along the Texas coast.

The Frio sand section below 30,000 feet is in addition to the 178 net feet of hydrocarbons in the Miocene previously announced above 25,000 feet at Blackbeard East.  The pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet indicate that a completion could utilize conventional equipment and technologies.  Analysis of wireline log and paleo data from Blackbeard East indicates that certain Miocene sands seen in the Blackbeard East well correlate to Miocene sands at Blackbeard West.  In 2011, McMoRan plans to drill a 25,000 foot offset appraisal well to further evaluate and delineate these zones in the Upper and Middle Miocene.  McMoRan believes the Miocene structural features in Blackbeard East are similar to the structures identified in the Auger and Cardamom discoveries drilled in the GOM flex trend by other industry participants.

Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 70.0 percent working interest and 56.2 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include: EXXI (18.0%), W.A. "Tex" Moncrief, Jr. (10.0%) and a private investor (2.0%).  McMoRan’s costs incurred in the Blackbeard East well totaled $47.6 million at December 31, 2010, excluding allocated values associated with the PXP property acquisition.

The Lafitte ultra-deep exploration well commenced drilling on October 3, 2010 and is currently drilling below 16,100 feet towards a proposed total depth of 29,950 feet.  Lafitte is located on Eugene Island Block 223 in 140 feet of water.  The well is targeting Middle and Deep Miocene objectives and possibly Oligocene (Frio) sections below the salt weld.  McMoRan holds a 72.0 percent working interest and 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include: EXXI (18.0%), and W.A. "Tex" Moncrief, Jr. (10.0%).  McMoRan’s costs incurred in the Lafitte well totaled $15.2 million at December 31, 2010, excluding allocated values associated with the PXP property acquisition.

The information gained from the Blackbeard East and Lafitte wells is expected to assist McMoRan in developing plans for future operations at Blackbeard West.  As previously reported, the Blackbeard West ultra-deep exploratory well on South Timbalier Block 168 was drilled to 32,997 feet in 2008.  Logs indicated four potential hydrocarbon bearing zones that require further evaluation and the well was temporarily abandoned.  McMoRan is evaluating whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.  McMoRan expects to be granted a new Suspension of Operations from the BOEM at Blackbeard West to provide additional time to complete its assessment and rig arrangements.  McMoRan holds a 67.3 percent working interest and 54.8 percent net revenue interest in the well.  McMoRan’s costs incurred in the Blackbeard West well totaled $31.3 million at December 31, 2010, excluding allocated values associated with the PXP property acquisition.

Shallow Water, Deep Gas Exploration Activities

The Laphroaig No. 2 deep gas well in St. Mary Parish, Louisiana commenced drilling on September 24, 2010 and has been drilled to 18,366 feet.  Gamma ray and resistivity information obtained from LWD tools indicate multiple possible hydrocarbon bearing zones measuring 140 net feet in aggregate, including the field’s current producing sand and several additional new zones.  Wireline logs will be required to assess the potential zones.  Because of a recent mechanical issue, the well will be by-passed at approximately 17,350 feet and drilled to a proposed total depth of 20,000 feet to evaluate deeper exploration potential.  The Laphroaig No. 1 discovery well commenced production in 2007 from a 56 foot interval.  McMoRan has a 37.3 percent working interest and a 28.5 percent net revenue interest in the Laphroaig prospect.  EXXI holds an 18.6 percent working interest.  McMoRan’s costs incurred in the Laphroaig No. 2 well totaled $7.5 million at December 31, 2010.

The Platte deep gas exploration well in Vermilion Parish, Louisiana commenced drilling on November 19, 2010 and is currently drilling below 16,300 feet.  The well has a proposed total depth of 17,000 feet and is targeting lower Miocene age sands.  McMoRan and EXXI each hold a 50.0 percent working interest in Platte.  McMoRan’s costs incurred in the Platte exploration well totaled $7.3 million at December 31, 2010.

McMoRan’s 2011 deep gas exploratory drilling plans include the Hurricane Deep and Boudin prospects.  Hurricane Deep is located on the southern flank of the Flatrock structure in 12 feet of water on South Marsh Island Block 217.  McMoRan has been granted a permit by BOEM to drill Hurricane Deep and operations have commenced.  The well has a proposed total depth of 20,000 feet and is targeting the thick Gyro sand encountered in the Hurricane Deep well (No. 226) in 2007.  The location also offers the opportunity to evaluate deeper potential Gyro zones.  McMoRan holds a 55 percent working interest in Hurricane Deep.  McMoRan’s costs incurred in the Hurricane Deep field totaled $12.1 million at December 31, 2010, excluding allocated values associated with the PXP property acquisition.  Certain of McMoRan’s costs to re-drill the well to 18,450 feet are expected to be recovered from insurance programs.  Boudin is located in 20 feet of water on Eugene Island Block 26.  The well has a proposed total depth of 23,050 feet and will test Miocene objectives.  McMoRan holds a 74.2 percent working interest in Boudin.

As previously reported, a production test was performed in November 2010 on the Blueberry Hill #9 STK1 well.  Results from the production test indicated a range of rates and pressures.  The well flowed at a gross rate as high as approximately 22 million cubic feet of natural gas per day (MMcf/d) and 1,250 barrels of condensate on a 22/64th choke with flowing tubing pressure of 13,090 pounds per square inch (PSI) and the rate at the end of the testing period approximated 16 MMcf/d and 838 barrels of condensate on a 23/64th choke with flowing tubing pressure of 7,750 PSI.  The well has been shut in pending plans for additional testing and evaluation of the well.

Blueberry Hill is located on Louisiana State Lease 340 in approximately 10 feet of water.  McMoRan owns a 90.8 percent working interest and a 62.8 percent net revenue interest in the well.  McMoRan’s costs incurred in the Blueberry Hill #9 STK1 well totaled $33.0 million at December 31, 2010.

REVENUES

McMoRan’s fourth-quarter 2010 oil and gas revenues totaled $95.1 million, compared to $128.0 million during the fourth quarter of 2009.  During the fourth quarter of 2010, McMoRan’s sales volumes totaled 8.2 Bcf of gas, 629,000 barrels of oil and condensate and 1.3 Bcfe of plant products, compared to 13.1 Bcf of gas, 731,800 barrels of oil and condensate and 1.8 Bcfe of plant products in the fourth quarter of 2009.  McMoRan’s fourth-quarter comparable average realizations for gas (before hedging) were $4.05 per thousand cubic feet (Mcf) in 2010 and $4.70 per Mcf in 2009; for oil and condensate McMoRan received an average of $83.23 per barrel in fourth-quarter 2010 compared to $75.15 per barrel in fourth-quarter 2009.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At December 31, 2010, McMoRan had $905.7 million in cash.  Total debt was $560.0 million at December 31, 2010, including $74.7 million in Convertible Senior Notes due in October 2011 with a conversion price of $16.575 per share and $185.3 million in Convertible Senior Notes due in December 2017 with a conversion price of $16.00 per share.  McMoRan currently has no amounts borrowed under its $150 million revolving credit facility and $50 million in availability after considering $100 million in outstanding letters of credit.

Capital expenditures totaled $57.0 million for the fourth quarter of 2010 and $217.3 million for the twelve-months ended December 31, 2010.  Depending on drilling results and follow on development opportunities, McMoRan expects 2011 capital expenditures to be at least $300 million and potentially up to $500 million.  The low end of the range includes approximately $200 million in exploration and $100 million in development spending.  Capital spending will continue to be driven by opportunities.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $44.3 million in the fourth quarter of 2010 and $115.1 million for the twelve-months ended December 31, 2010.  Abandonment expenditures are expected to approximate $135 million in 2011.

In the fourth quarter of 2010, McMoRan recorded $24.2 million in gains for reimbursable costs associated with its insurance programs.  Since 2009, McMoRan has recorded $63.5 million in gains associated with the 2008 hurricane events in the GOM, including $38.9 million in 2010, and continues to pursue reimbursement of certain hurricane-related abandonment costs under its insurance programs.

RESERVE UPDATE

Independent reservoir engineers’ preliminary estimates of McMoRan’s proved oil and gas reserves as of December 31, 2010, were 276.1 Bcfe, compared with 271.9 Bcfe at December 31, 2009.  Year-end 2010 reserves reflect the acquisition of producing properties from PXP and positive reserve revisions from certain of McMoRan’s producing properties, offset by 2010 production.  Year-end 2010 reserves exclude results from Davy Jones, Blackbeard East and the recent drilling results at Laphroaig.  The recent positive well results at Laphroaig are expected to be incorporated into the final reserve report to be included in McMoRan’s 2010 Annual Report and 10-K.  McMoRan believes that information gained to date combined with positive future drilling results and successful flow tests at Davy Jones and Blackbeard East could result in significant future reserve additions.  Below is a summary of changes in proved reserves:

Bcfe
Proved Reserves at 12/31/09	271.9
2010 Production	(58.9)
Purchase of Reserves	53.2
Net Additions and Revisions	9.9
Proved Reserves at 12/31/10	276.1

WEBCAST INFORMATION

A conference call with securities analysts to discuss McMoRan’s fourth-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, February 11, 2011.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that those statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, reclamation costs, anticipated and potential production and flow rates, and other statements that are not historical facts. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Important factors that can cause actual results to differ materially from the results anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from the property acquisition, exercise of preferential rights to purchase, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant), oil and natural gas reserve expectations, the potential adoption of new governmental regulations, failure of third party partners to fulfill their commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to hold current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our 2009 Form 10-K, as updated by our subsequent filings with the SEC. Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not defined under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in McMoRan’s consolidated financial statements are included in the supplemental schedules of this press release.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2010		2009	2010		2009
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$95,089		$128,007	$418,816		$422,976
Service	3,918		3,965	15,560		12,459
Total revenues	99,007		131,972	434,376		435,435
Costs and expenses:
Production and delivery costs	46,495		46,092	182,790		193,025
Depletion, depreciation and amortization expense a	67,342		70,633	282,062		313,980
Exploration expenses b	7,203		8,217	35,302		94,281
Gain on oil and gas derivative contracts	(30)		(770)	(4,240)		(17,394)
General and administrative expenses	16,262	c	9,971	51,529	c	42,954
Main Pass Energy Hub™ costs	206		202	1,011		1,615
Insurance recoveries d	(24,189)		(5,850)	(38,944)		(24,592)
Gain on sale of oil and gas property	-		-	(3,455)		-
Total costs and expenses	113,289		128,495	506,055		603,869
Operating income (loss)	(14,282)		3,477	(71,679)		(168,434)
Interest expense, net	(9,120)		(11,072)	(38,216)		(42,943)
Other income, net	48		573	225		4,043
Loss from continuing operations before income taxes	(23,354)		(7,022)	(109,670)		(207,334)
Income tax benefit	-		2,301	-		2,445
Loss from continuing operations	(23,354)		(4,721)	(109,670)		(204,889)
Income (loss) from discontinued operations	894		(405)	(3,366)		(6,097)
Net loss	(22,460)		(5,126)	(113,036)		(210,986)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(54,518	)e	(4,407)	(77,101	)e	(14,332)
Net loss applicable to common stock	$(76,978)		$(9,533)	$(190,137)		$(225,318)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.76)		$(0.11)	$(1.96)		$(2.79)
Discontinued operations	0.01		(0.00)	(0.04)		(0.08)
Net loss per share of common stock	$(0.75)		$(0.11)	$(2.00)		$(2.87)
Average common shares outstanding:
Basic and diluted	102,055	f	86,043	95,125	f	78,625

a.
Includes impairment charges totaling $25.2 million and $107.2 million in the fourth quarter and year ended December 31, 2010, respectively, and $10.5 million and $75.3 million in the fourth quarter and year ended December 31, 2009, respectively.

b.
Includes non-productive well costs (credits) of $(0.3) million and $7.2 million in the fourth quarter and year ended December 31, 2010, respectively, and $(0.2) million and $61.5 million in the fourth quarter and year ended December 31, 2009, respectively.

c.
Includes $7.6 million and $9.0 million in the fourth quarter and year ended December 31, 2010, respectively, in transaction related costs for the acquisition of certain oil and gas property interests from Plains Exploration & Production Company (PXP Acquisition).

d.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
e.
Includes a $51.6 million non-cash intrinsic value charge for the difference between the $16 per common share conversion price (negotiated in September 2010) and the $17.18 per common share closing market price on the December 30, 2010 closing date associated with the 5¾% Convertible Perpetual Preferred Stock issued in connection with the PXP Acquisition.  The year ended December 31, 2010 amount also includes $12.2 million of payments to induce conversion of approximately 64,200 shares of 8% preferred stock into approximately 9.4 million shares of common stock.

f.	Includes the pro-rata impact of the 51 million shares of common stock issued on December 30, 2010 in connection with the PXP Acquisition.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax benefit; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges (credits) included in production and delivery costs; stock-based compensation charged to general and administrative expenses; PXP Acquisition transaction costs charged to general and administrative expenses; insurance recoveries; gain on sale of oil and gas property; and change in fair value of oil and gas derivative contracts.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Fourth Quarter		Year Ended December 31,
	2010	2009	2010	2009
Net loss applicable to common stock, as reported	$(76,978)	$(9,533)	$(190,137)	$(225,318)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	54,518	4,407	77,101	14,332
(Income) loss from discontinued operations	(894)	405	3,366	6,097
Loss from continuing operations, as reported	(23,354)	(4,721)	(109,670)	(204,889)

Other income, net	(48)	(573)	(225)	(4,043)
Interest expense, net	9,120	11,072	38,216	42,943
Income tax benefit	-	(2,301)	-	(2,445)
Main Pass Energy HubTM costs	206	202	1,011	1,615
Exploration expenses	7,203	8,217	35,302	94,281
Depletion, depreciation and amortization expense	67,342	70,633	282,062	313,980
Hurricane repair charges (credits) included in production and
delivery costs	3,027	(85)	6,884	14,136
Stock-based compensation charged to general and
administrative expenses	1,597	1,164	9,750	7,162
PXP Acquisition transaction costs charged to general and
administrative expenses	7,629	-	9,000	-
Insurance recoveries	(24,189)	(5,850)	(38,944)	(24,592)
Gain on sale of oil and gas property	-	-	(3,455)	-
Change in fair value of oil and gas derivative contracts	2,735	5,045	6,800	28,631
EBITDAX	$51,268	$82,803	$236,731	$266,779

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Fourth Quarter		Year Ended December 31,
	2010	2009	2010	2009
Sales volumes:
Gas (thousand cubic feet, or Mcf)	8,223,200	13,091,000	38,019,100	50,081,900
Oil (barrels)	629,000	731,800	2,480,900	2,994,100
Plant products (Mcf equivalent) a	1,275,400	1,771,500	5,956,700	5,759,600
Average realizations:
Gas (per Mcf)	$ 4.05	$ 4.70	$ 4.77	$ 4.22
Oil (per barrel)	83.23	75.15	77.93	60.22

a.
Results include approximately $9.3 million and $43.6 million of revenues associated with plant products (ethane, propane, butane, etc.) during the fourth quarter and year ended December 31, 2010, respectively.  Plant product revenues for the comparable prior year periods totaled $11.5 million and $31.3 million.  One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,		December 31,
	2010		2009
	(In Thousands)
ASSETS
Cash and cash equivalents	$905,684		$241,418
Accounts receivable	86,516		79,681
Inventories	38,461		47,818
Prepaid expenses	15,478		14,457
Fair value of oil and gas derivative contracts	-		8,693
Current assets from discontinued operations, including restricted cash
of $470	702		825
Total current assets	1,046,841		392,892
Property, plant and equipment, net	1,792,913	a	796,223
Restricted cash	53,975		41,677
Deferred financing costs and other assets	9,952		11,931
Long-term assets from discontinued operations	2,989		6,159
Total assets	$2,906,670		$1,248,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$102,658		$66,544
Accrued liabilities	99,363		51,945
Accrued interest and dividends payable	6,768		8,535
Current portion of accrued oil and gas reclamation costs	120,970		106,791
5¼% convertible senior notes	74,720		-
Fair value of oil and gas derivative contracts	-		1,237
Current portion of accrued sulphur reclamation costs (discontinued operations)	11,772		8,300
Current liabilities from discontinued operations	1,993		1,183
Total current liabilities	418,244		244,535
11.875% senior notes	300,000		300,000
4% convertible senior notes	185,256	b	-
5¼% convertible senior notes	-		74,720
Accrued oil and gas reclamation costs	237,654		321,920
Other long-term liabilities	16,596		16,602
Accrued sulphur reclamation costs (discontinued operations)	13,494		19,152
Other long-term liabilities from discontinued operations	3,783		6,145
Total liabilities	1,175,027		983,074
Stockholders' equity	1,731,643	c	265,808
Total liabilities and stockholders' equity	$2,906,670		$1,248,882

a.	Includes approximately $1 billion of the PXP Acquisition purchase price allocated to property, plant and equipment based on preliminary estimates.
b.
Reflected net of a $14.8 million discount on the $200 million 4% Convertible Senior Notes representing the intrinsic value of the difference between the $16 per common share conversion price (negotiated in September 2010) and the $17.18 per common share closing market price on the December 30, 2010 closing date.  The discount will be amortized over the 7-year life of the notes.

c.	Includes $700 million of 5 ¾% Convertible Perpetual Preferred Stock and 51 million shares of common stock issued on December 30, 2010 in connection with the PXP Acquisition.

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31,
	2010	2009
	(In Thousands)
Cash flow from operating activities:
Net loss	$(113,036)	$(210,986)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	3,366	6,097
Depletion, depreciation and amortization expense	282,062	313,980
Exploration drilling and related expenditures	7,220	61,504
Compensation expense associated with stock-based awards	18,707	14,193
Amortization of deferred financing costs	3,734	3,725
Change in fair value of oil and gas derivative contracts	6,800	28,631
Reclamation expenditures, net of prepayments by third parties	(115,133)	(45,885)
Increase in restricted cash	(12,298)	(15,049)
Gain on sale of oil and gas property	(3,455)	-
Other	222	(720)
(Increase) decrease in working capital:
Accounts receivable-customers	13,006	(4,868)
Accounts receivable-joint interest partners	(20,111)	34,545
Accounts receivable-other	(10,378)	799
Accounts payable and accrued liabilities	30,223	(33,281)
Inventories	10,895	(16,535)
Prepaid expenses and other	(1,377)	743
Net cash provided by continuing operations	100,447	136,893
Net cash used in discontinued operations	(2,217)	(5,728)
Net cash provided by operating activities	98,230	131,165

Cash flow from investing activities:
Exploration, development and other capital expenditures	(217,252)	(138,015)
Acquisition of properties, net	(86,134)	-
Proceeds from sale of oil and gas property	2,920	-
Net cash used in continuing operations	(300,466)	(138,015)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(300,466)	(138,015)

V

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)
(Continued)

	Year Ended
	December 31,
	2010	2009
	(In Thousands)

Cash flow from financing activities:
Proceeds from the sale of 5¾% convertible perpetual preferred stock	$700,000	$-
Proceeds from the sale of 4% convertible senior notes	200,000	-
Dividends paid and inducement payments on early conversion of convertible
preferred stock	(27,306)	(13,469)
Costs associated with sale of 5¾% convertible perpetual preferred stock
and sale of 4% convertible senior notes	(6,689)	-
Proceeds from exercise of stock options	497	-
Net proceeds from the sale of common stock	-	84,976
Net proceeds from the sale of 8% convertible perpetual preferred stock	-	83,275
Net cash provided by continuing operations	866,502	154,782
Net cash activity from discontinued operations	-	-
Net cash provided by financing activities	866,502	154,782
Net increase in cash and cash equivalents	664,266	147,932
Cash and cash equivalents at beginning of year	241,418	93,486
Cash and cash equivalents at end of period	$905,684	$241,418

Supplemental Non-Cash Investing & Financing Activities:
Issuance of 51 million shares of common stock and other non-cash purchase
price consideration related to the PXP Acquisition	$926,010	$-

Accrued debt and preferred stock offering costs	$1,006	$-

VI